Exhibit 4.1

WEINGARTEN REALTY INVESTORS

ISSUER

TO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 9, 2012

SUPPLEMENTAL TO INDENTURE

DATED AS OF MAY 1, 1995, BETWEEN

WEINGARTEN REALTY INVESTORS AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

(successor in interest to J.P. Morgan Trust Company,

National Association, successor in interest

to Texas Commerce Bank National Association)

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE, dated as of October 9, 2012 (this “Second Supplemental Indenture”), is entered into between WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust (the “Issuer”), having its principal offices at 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008 and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (successor in interest to J.P. Morgan Trust Company, National Association, successor in interest to Texas Commerce Bank National Association), a national banking association organized under the laws of the United States located in the State of California (the “Trustee”), with a trust office located at 601 Travis Street, 16th Floor, Houston, Texas 77002.

RECITALS

WHEREAS, the Issuer executed and delivered an Indenture dated as of May 1, 1995 (the “Original Indenture”, as supplemented by the First Supplemental Indenture dated as of August 2, 2006 (together with the Original Indenture, the “Indenture”), to the Trustee to issue from time to time for its lawful purposes debt securities evidencing its unsecured and unsubordinated indebtedness;

WHEREAS, Section 901 of the Indenture provides that the Issuer and the Trustee, to the extent authorized thereby, may enter into a supplemental indenture without the consent of Holders under specified circumstances for the purpose of changing certain of the provisions of the Indenture;

WHEREAS, the Issuer intends by this Second Supplemental Indenture to benefit the purchasers of the Issuer’s debt securities on and after the date of this Second Supplemental Indenture by amending the Indenture to modify certain financial covenants contained in Section 1013 in the Indenture and to effect certain other changes set forth in this Second Supplemental Indenture (the “Amendment”); and

WHEREAS, the Board of Trust Managers of the Issuer has approved the Amendment; and

WHEREAS, the Issuer herby certifies to the Trustee that the Amendment qualifies under Section 901(2) of the Indenture for adoption by the Issuer and the Trustee:

NOW, THEREFORE, IT IS AGREED:

ARTICLE ONE

Definitions

Section 1.01. Relation to Indenture. Except as expressly modified or amended thereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 1.02. Definitions. Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the meaning subscribed to them in the Indenture except the following terms shall have the following meanings:

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, joint venture, association, trust or any other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Total Assets” as of any date means the sum of (i) the Company’s Undepreciated Real Estate Assets and (ii) all other assets of the Company determined in accordance with GAAP (but excluding intangibles and accounts receivable).

“Undepreciated Real Estate Assets” as of any date means the book value of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

“Unencumbered Total Asset Value” means the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a lien securing Debt and all other assets (excluding intangibles and accounts receivable), of the Company and its Subsidiaries not subject to a lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that all investments by the Company and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Unencumbered Total Asset Value to the extent that such investments would have otherwise been included.

ARTICLE TWO

Further Amendments

Section 2.01. Cross-Acceleration. For purposes of the Event of Default provided for in Section 501(5) of the Indenture, all references to “$10,000,000” shall be deleted and inserted in its place, “$25,000,000”; provided, however, that for any of the Outstanding Securities issued pursuant to the Indenture prior to the date of this Second Supplemental Indenture, references in Section 501(5) to “$10,000,000” shall continue to apply.

Section 2.02. Reports by Company. Section 703 of the Indenture is amended and restated in its entirety to read as follows:

Section 703. Reports by Company. The Company will:

(1) file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; or, if the Company is not required to file information, documents or reports pursuant to either of such Sections, then it will file with the Trustee, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(3) provide to the Holders of the Securities within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in TIA Section 313(c), such summaries of any information, documents and reports required to be filed by the Company pursuant to paragraphs (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

All required information, documents and other reports referred to in this Section 703 shall be deemed filed with the Trustee and transmitted to the Holders at the time such information, documents or other reports are publicly filed with the Commission via the Commission’s Electronic-Data Gathering, Analysis and Retrieval system (or any successor system, including the Commission’s Interactive Data Electronic Application system).

Delivery of reports by the Company to the Trustee under this Section 703 shall not constitute actual or constructive knowledge or notice.

Section 2.03. Provision of Financial Information. Section 1009 of the Indenture is amended and restated in its entirety to read as follows:

Section 1009. Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company will prepare the annual reports, quarterly reports and other documents within 15 days of each of the respective dates by which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) and will (i) provide to all Holders copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 if the Company were subject to such Sections, (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 if the Company were subject to such Sections, and (iii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder. If the Company is a reporting company, all required information, documents and other reports referred to in this Section 1009 shall be deemed filed with the Trustee and transmitted to the Holders at the time such information, documents or other reports are publicly filed with the Commission via the Commission’s Electronic-Data Gathering, Analysis and Retrieval system (or any successor system, including the Commission’s Interactive Data Electronic Application system). If the Company is not a reporting company at any time that the reports described above must be provided to the Trustee and the Holders, such reports will be transmitted to them by mail, and as to the Holders, as their names and addresses appear in the Security Register, without cost to such Holders.

Section 2.04. Maintenance of Value of Unencumbered Assets to Unsecured Debt. Section 1013 of the Indenture is amended and restated in its entirety to read as follows:

Section 1013. Maintenance of Value of Unencumbered Assets to Unsecured Debt The Company will at all times maintain an Unencumbered Total Asset Value in an amount of not less than 150% of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries that is unsecured.

Section 2.05 Supplemental Indentures without Consent of Holders. Section 901 of the Indenture is amended and restated in its entirety to read as follows:

Section 901. Supplemental Indentures without Consent of Holders. Without the consent of any Holders of Securities or coupons, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Securities contained; or

(2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Securities (and if such covenants are to be for the benefit of less than all series of Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company; or

(3) to add any additional Events of Default for the benefit of the Holders of all or any series of Securities (and if such Events of Default are to be for the benefit of less than all series of Securities, stating that such Events of Default are expressly being included solely for the benefit of such series); provided, however, that in respect of any such additional Events of Default such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the Trustee upon such default or may limit the right of the Holders of a majority in aggregate principal amount of that or those series of Securities to which such additional Events of Default apply to waive such default; or

(4) to add to or change any of the provisions of this Indenture to provide that Bearer Securities may be registerable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium or interest on Bearer Securities, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit or facilitate the issuance of Securities in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect; or

(5) to change or eliminate any of the provisions of this Indenture, provided that any such change or elimination shall become effective only when there is no Outstanding Security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; or

(6) to secure the Securities; or

(7) to establish the form or terms of Securities of any series and any related coupons as permitted by Sections 201 and 301, including the provisions and procedures relating to Securities convertible into Common Shares or Preferred Shares, as the case may be; or

(8) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Securities of one or more series and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee; or

(9) to cure any ambiguity, to correct or supplement any provisions herein which may be defective or inconsistent with any other provision herein, or to make any other provision with respect to matters or questions arising under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided such provisions shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect; or

(10) to supplement any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Securities pursuant to Sections 401, 1402 and 1403; provided that any such action shall not adversely affect the interests of the Holders of Securities of such series and any related coupons or any other series of Securities in any material respect; or

(11) to conform the terms of the Indenture or any series of Securities to the description thereof contained in any prospectus or other offering document or memorandum relating to the offer and sale of such Securities.

ARTICLE THREE

Trustee

Section 3.01. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Second Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

ARTICLE FOUR

Miscellaneous Provisions

Section 4.01. Parties Benefitted. This Second Supplemental Indenture is solely for the benefit of purchasers of the Issuer’s debt securities on and after the date of this Second Supplemental Indenture and is not applicable to any Outstanding Securities issued under the Indenture prior to the date of this Second Supplemental Indenture.

Section 4.02. Ratification of Original Indenture. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. Notwithstanding anything herein to the contrary, to the extent that any provision of this Second Supplemental Indenture is inconsistent with any provision of the Indenture, the terms of this Second Supplemental Indenture shall govern and control; provided, however, that the provisions of the Second Supplemental Indenture are not applicable to any Outstanding Securities issued under the Indenture prior to the date of this Second Supplemental Indenture.

Section 4.03. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.04. Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Issuer shall bind its successors and assigns, whether or not so expressed.

Section 4.05. Severability Clause. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

Section 4.06. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of this Second Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 4.07. Consequential Damages and Force Majeure. (a) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(b) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 4.08. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, by facsimile or otherwise, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 4.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE POOLING AND SERVICING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.10. Notice. The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and the Issuer has caused its corporate seal to be hereunto affixed and attested, all as of the date first above written.

WEINGARTEN REALTY INVESTORS

By:	/s/ Stephen C. Richter
Stephen C. Richter
Executive Vice President / Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
Name:	Teresa Petta
Title:	Vice President